Exhibit 99.1

CrossAmerica Announces the Closing of Acquisition of Assets of Community Service Stations

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CrossAmerica acquires wholesale fuel supply portfolio in the Greater Boston area
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Approximately 75 million gallons across the supply contracts

ALLENTOWN, PA, November 10, 2022 – CrossAmerica Partners LP (NYSE: CAPL) announced today that it has completed the previously announced agreement to acquire certain assets of Community Service Stations for a purchase price of $27.5 million plus working capital .

The assets consist of wholesale fuel supply contracts to 38 dealer owned locations, 35 subjobber accounts and two commission locations (1 fee based and 1 lease). The supply contracts include approximately 75 million gallons of fuel annually through such fuel brands as Exxon Mobil, Shell, Gulf and others.

The acquisition was financed with cash on hand and undrawn capacity under the CrossAmerica revolving credit facility. The Partnership expects the acquisition to be immediately accretive to distributable cash flow to limited partners.

Matrix Capital Markets Group, Inc. served as the exclusive financial advisor to Community Service Stations, Inc.

About CrossAmerica Partners LP

CrossAmerica Partners is a leading wholesale distributor of motor fuels, convenience store operator and owner and lessor of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,750 locations and owns or leases approximately 1,150 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners ranks as one of ExxonMobil's largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Contacts

Investors:

Randy Palmer, 210-742-8316

rpalmer@caplp.com